UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 2, 2011

K-V PHARMACEUTICAL COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number 1-9601

Delaware	1-9601	43-0618919
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Corporate Woods Drive Bridgeton, MO		63044
(Address of principal executive offices)		(Zip Code)

(314) 645-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, K-V Pharmaceutical Company (the “Company” or the “Registrant”) entered into a Waiver to Credit Agreement, dated as of February 9, 2011 (the “Waiver Agreement”), with U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C. (together, the “Lenders”) with respect to the Credit and Guaranty Agreement, dated November 17, 2010, as amended by that certain Amended and Restated Amendment No. 1 to Credit Agreement dated as of January 6, 2011, by and among the Company, certain of the Company’s subsidiaries and the Lenders (the “Credit Agreement”). Pursuant to the Waiver Agreement, the Lenders agreed, among other things, to negotiate in good faith the definitive documentation implementing a proposed Amendment No. 2 to the Credit Agreement to more permanently address developments in the Company’s actual and projected financial performance since the date the Credit Agreement was put in place (“Amendment No. 2”). As previously disclosed, the Company and the Lenders agreed, in a series of waivers, to extend the Waiver Agreement to 5:00 p.m. Eastern on March 2, 2011. On March 2, 2011, the Company and the Lenders entered into Amendment No. 2, which incorporates the agreed upon terms, with such changes as were mutually agreed to by the parties.

The summaries of the agreements below do not purport to be complete and are qualified in their entirety by reference the terms of the applicable agreements. Further, in the event that the Company consummates the private placement of $200 million of senior secured notes due 2015, the offering of which has been previously announced (the “Private Bond Offering”), the Company intends to pay in full the amounts owing to the Lenders under the amended Credit Agreement.

Amendment No. 2 to Credit Agreement

The key terms of Amendment No. 2 are set forth below.

Revisions to Mandatory Prepayment Provisions. The prepayments required pursuant to the Credit Agreement were revised to require (a) $20,000,000 to be repaid on or prior to February 18, 2011 from the proceeds of the private placement of Class A Common Stock previously announced on February 14, 2011 (the “PIPE Financing”), (b) $20,000,000 to be repaid on or prior to August 31, 2011, and (c) a possible $20,000,000 payment may be required based on a financial formula relating to the total number of prescriptions filled for Evamist™ over rolling 60-day periods.

Applicable Premium. The Applicable Premium (a make-whole payment of interest with respect to payments on the loans prior to maturity) was amended to provide that if the Credit Agreement is repaid in full as a result of a refinancing transaction provided other than by the Lenders, a premium will be paid to the Lenders equal to $12,500,000, of which $7,295,256 has already been paid in connection with the PIPE Financing. In addition, an amount up to $7,500,000 will be placed in escrow and will be released to the Company or to the Lenders on August 31, 2011 or September 30, 2011, as the case may be, depending on the status of the Company’s registration process with the Securities and Exchange Commission by such dates and the Company’s stock price meeting certain specified levels as of the applicable date. In the event that the Company consummates the Private Bond Offering, the Company intends to pay in full the amounts owing under the amended Credit Agreement, subject to the Applicable Premium provided for in Amendment No. 2.

Asset Sales. The Company will not be required to sell its generics business by March 20, 2011, but will be required to cause such sale by August 31, 2011. The Company will also be required to fund $20,000,000 into a controlled account by August 31, 2011.

Financial Covenants. The Net Revenues financial covenant in the Credit Agreement was modified to provide greater flexibility for the Company and the Cash Collections and Specified Disbursements financial covenants in the Credit Agreement were eliminated.

Commitment Letter

The Company entered into a new commitment letter with the Lenders (the “New Commitment Letter”) which replaces in its entirety the prior commitment letter with the Lenders, dated September 17, 2010 (the “Prior Commitment Letter”). The New Commitment Letter provides a commitment for an approximately $118,000,000 multi-draw credit facility (the “Multi-Draw Credit Facility”) (that compares to a $130,000,000 credit facility reduced by the net amount, after consideration of the Applicable Premium, that was repaid to the Lenders under the Credit Facility in connection with the PIPE Financing). If entered into, the Multi-Draw Credit Facility would refinance the Credit Agreement in full and would provide $70,000,000 of additional financing existing of (i) a $30,000,000 tranche B-2 term loan and (ii) a $40,000,000 tranche B-3 term loan. The New Commitment Letter expires on March 31, 2011. In the event that the Private Bond Offering is consummated, the Company does not intend to enter into the Multi-Draw Credit Facility.

The terms of the Multi-Draw Credit Facility are similar to those previously disclosed in the Form of Credit and Guaranty Agreement attached as Exhibit A to the Prior Commitment Letter except that the withdrawal schedule was revised to allow for release of funds from controlled accounts on the closing date sufficient to repay the Credit Agreement and future draws against the Multi-Draw Credit Facility, subject to achievement of certain Makena™ related milestones, of $15 million in March 2011, $15 million in May 2011 and $10 million in each of July, August, September and October 2011.

Warrants

In connection with the Waiver Agreement and Amendment No. 2, the Company issued to Lenders a warrant that grants Lenders the right to purchase up to 7,450,899 shares of the Company’s Class A Common Stock, par value $.01 per share (the “Third Warrant”), at an exercise price of $1.62 per share. The Company also amended and restated the existing warrant to purchase up to 9,950,000 shares issued to the Lenders on November 17, 2010 (the “First Warrant”) and the warrant to purchase up to 2,687,511 shares issued to the Lenders on November 30, 2010 (the “Second Warrant,” and together with the First Warrant, the “Initial Warrants”), in each case at an exercise price of $1.62 per share, to make certain changes to conform the provisions of the Initial Warrants to the provisions of the Third Warrant.

The Third Warrant and the Initial Warrants, as amended (collectively, the “Warrants”), expire November 17, 2015, but may be extended by up to two additional years if the holders become subject to certain percentage ownership limitations that prevent their exercise in full at the time of their stated expiration. The Company may require that the holders exercise the Warrants before their expiration if the average of the closing prices of the Class A Common Stock for at least 30 consecutive trading days exceeds $15.00, the closing prices of the Class A Common Stock have exceeded $15.00 for 10 consecutive trading days, the shares issuable upon exercise may be resold under an effective registration statement or the resale is exempt from registration and the shares are listed on the New York Stock Exchange or Nasdaq. The Warrants also contain certain anti-dilution provisions included at the request of the Lenders, pursuant to which the number of shares subject to the Warrants may be increased and the exercise price may be decreased. These anti-dilution provisions are triggered upon certain sales of securities by the Company and certain other events. The Warrants do not contain any preemptive rights. The Warrants also contain certain restrictions on the ability to exercise the Warrants in the event that such exercise would result in the holder of the Warrants owning greater than 4.99% of the shares of the Company’s outstanding Class A Common Stock after giving effect to the exercise.

Second Amended and Restated Registration Rights Agreement

In connection with the issuance of the Third Warrant and the amendment and restatement of the Initial Warrants, the Company and the Lenders entered into a Second Amended and Restated Registration Rights Agreement (the “Second Amended RRA”) that amended and restated in its entirety the Amended and Restated Registration Rights Agreement by and among the Company and the Lenders dated February 10, 2011, that was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed February 16, 2011. Under the Second Amended and Restated RRA, the Company agreed to use its best efforts to prepare and file, as soon as reasonably practicable but in no event later than June 15, 2011, a registration statement with the Securities and Exchange Commission (the “SEC”) to register the resale of the Class A Common Stock issuable upon exercise of the Warrants, and to use its best efforts to cause the registration statement to become effective as promptly as possible, but in any event prior to July 31, 2011. In addition to the obligation to file a registration statement, the Second Amended RRA provides additional registration rights to the Lenders and requires the Company to take certain other actions to facilitate the Lenders’ resale of the Class A Common Stock issuable upon exercise of the Warrants, including assuring that the holders are not in possession of material non-public information regarding the Company at the time of sale. The Company will be required to pay certain cash amounts as liquidated damages if it does not meet certain of its obligations under the Second Amended RRA with respect to the registration of the resale of the Class A Common Stock issuable upon exercise of the Warrants.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described in Item 1.01 above, on March 2, 2011, the Registrant entered into Amendment No. 2. Item 1.01 sets forth a description of Amendment No. 2 and the material terms of each material agreement entered into in connection with Amendment No. 2 and is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

As described in Item 1.01 above, in connection with the Waiver Agreement and Amendment No. 2, the Company issued the Third Warrant. Item 1.01 sets forth a description of the material terms of the Third Warrant and is incorporated herein by reference. The issuance of the Third Warrant by the Company as described in Item 1.01 was made in reliance upon an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended.

The Company will post this Form 8-K on its Internet website at www.kvpharmaceutical.com. References to the Company’s website address are included in this Form 8-K only as inactive textual references and the Company does not intend them to be active links to its website. Information contained on the Company’s website does not constitute part of this Form 8-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 3, 2011

K-V PHARMACEUTICAL COMPANY

By:	/s/ Gregory J. Divis, Jr.
Gregory J. Divis, Jr.
President and Chief Executive Officer